Exhibit 99.1

Contacts:	Jay Brown, CFO Fiona McKone, VP — Finance Crown Castle International Corp. 713-570-3050
FOR IMMEDIATE RELEASE
CROWN CASTLE INTERNATIONAL
REPORTS FIRST QUARTER 2010 RESULTS;
RAISES 2010 OUTLOOK
April 28, 2010 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2010.
“We had a very good first quarter, exceeding the midpoint of our Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA, and recurring cash flow,” stated Ben Moreland, President and Chief Executive Officer of Crown Castle. “We continue to see significant tenant activity, particularly related to the deployment of mobile data services. Based on our strong first quarter results and our expectations for the rest of 2010, we have raised our full year 2010 Outlook, which now suggests annual site rental revenue and Adjusted EBITDA growth of 8% and 11%, respectively. Longer term, I am excited about Crown Castle’s position relative to the deployment of the mobile Internet across a number of devices and wireless networks. With the largest tower portfolio in the most populated cities in the US and the highest level of customer service in our industry, we have a unique ability to benefit from the growth in mobile data services. In the last couple of quarters, we have begun to see early signs of these mobile data deployments in our results, and I believe significant opportunities lie ahead.”
CONSOLIDATED FINANCIAL RESULTS
Total revenues for the first quarter of 2010 increased 10% to $444.3 million from $402.9 million in the same period in 2009. Site rental revenues for first quarter 2010 increased $39.2 million, or 11%, to $406.9 million from $367.7 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased 14% to $293.1 million, up $35.1 million in the first quarter of 2010 from $258.0 million in the same period in 2009. Adjusted EBITDA for first quarter 2010 increased $31.9 million, or 13%, to $274.3 million, up from $242.4 million for the same period in 2009.

News Release continued:
Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased from $131.8 million in the first quarter of 2009 to $148.9 million for the first quarter of 2010, up 13%. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, was $0.52 in the first quarter of 2010 compared to $0.46 in the first quarter of 2009, an increase of 12%.
Net income (loss) attributable to CCIC stockholders was $(119.3) million for the first quarter of 2010, inclusive of $73.3 million of net losses from interest rate swaps and $66.4 million of net losses from repayments, purchases and early retirement of debt, compared to $10.6 million for the same period in 2009. Net income (loss) attributable to CCIC common stockholders after deduction of dividends on preferred stock was $(124.5) million in the first quarter of 2010, compared to $5.4 million for the same period in 2009. First quarter 2010 net income (loss) attributable to CCIC common stockholders after deduction of dividends on preferred stock per common share was $(0.43), compared to $0.02 in the first quarter of 2009.
INVESTMENTS AND LIQUIDITY
“I am very pleased with our operating results and investment and financing activities thus far in 2010,” stated Jay Brown, Chief Financial Officer of Crown Castle. “During January 2010, we were able to refinance approximately 30% of our outstanding indebtedness at a weighted average annual interest rate of 5.75% with a weighted average expected maturity of 8.7 years. The completion of this refinancing enabled us to return to investing our capital in the purchase of our common shares, as well as increase the purchases of land beneath our towers. We remain focused on investing our cash flow on activities that we believe will maximize long-term recurring cash flow per share. Further, given the strong performance of our business in the first quarter of 2010 and our expectations for the second half of 2010, we have increased our 2010 Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow.”
On January 15, 2010, Crown Castle issued, at par, $1.9 billion of Senior Secured Tower Revenue Notes. These notes were issued at a weighted average interest rate of 5.75%. The proceeds of these notes were used to repay in full the $1.64 billion outstanding of the Senior Secured Tower Revenue Notes, Series 2005-1. Furthermore, in the first quarter, Crown Castle purchased $461.7 million of senior and senior secured notes issued by it and certain of its subsidiaries. A summary of our current debt outstanding is set forth below under “Other Calculations.”

News Release continued:
During the first quarter of 2010, Crown Castle purchased 2.8 million of its common shares using $108.7 million in cash at an average price of $38.80 per share. In addition, in April 2010, Crown Castle purchased 0.8 million of its common shares using $30.0 million in cash at an average price of $37.61 per share. Pro forma for the common shares purchased in April 2010, common shares outstanding at March 31, 2010 were 286.0 million. Since January 2003, Crown Castle has spent $2.4 billion to purchase approximately 92 million of its common shares and potential shares, at an average price of $25.57 per share.
During the first quarter of 2010, Crown Castle invested $36.9 million in capital expenditures comprised of $20.2 million of land purchases, $4.6 million of sustaining capital expenditures and $12.1 million of revenue generating capital expenditures, consisting of $9.3 million on existing sites and $2.8 million on the construction of new sites.
Additionally, since January 1, 2010, Crown Castle has used $122.9 million of cash to settle a portion of the outstanding swap liability due to be cash settled on June 15, 2010 (“June 2010 Swap”). Based on current interest rates, the remaining balance on the June 2010 Swap liability as of April 27, 2010 is approximately $93.0 million.
As of March 31, 2010, pro forma for the aforementioned share purchases and swap settlements in April 2010, Crown Castle has approximately $300.5 million in cash and cash equivalents (excluding restricted cash) and $400 million of availability under its revolving credit facility.
In addition to the tables and information contained in this press release, Crown Castle will post supplemental information on its website at http://investor.crowncastle.com that will be discussed during its conference call tomorrow morning, Thursday, April 29, 2010.

News Release continued:
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.90 US dollars to 1.00 Australian dollar for second quarter and full year 2010 Outlook.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2010 Outlook, previously issued on January 27, 2010, for site rental revenue by $12.5 million, and site rental gross margin, Adjusted EBITDA and recurring cash flow by $15.0 million. For the purposes of this Outlook, interest expense is based on debt outstanding as of April 27, 2010.
The following table sets forth Crown Castle’s current Outlook for the second quarter of 2010 and full year 2010:

(in millions, except per share amounts)	Second Quarter 2010	Full Year 2010
Site rental revenues	$406 to $411	$1,660 to $1,675
Site rental cost of operations	$114 to $119	$460 to $475
Site rental gross margin	$288 to $293	$1,190 to $1,210
Adjusted EBITDA	$271 to $276	$1,110 to $1,130

Interest expense and amortization of deferred financing costs(a)(b)	$119 to $122	$476 to $486
Sustaining capital expenditures	$7 to $9	$27 to $32
Recurring cash flow	$142 to $147	$598 to $618

Net income (loss) after deduction of dividends on preferred stock	$(3) to $15	$(51) to $6
Net income (loss) per share(c)	$(0.01) to $0.05	$(0.18) to $0.02

(a)	Inclusive of $20 million and $76 million, respectively, of non-cash expense.

(b)
Approximately $12 million and $44 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, some portion of which will not cash settle until some future date.

(c)	Represents net income (loss) per common share, based on 286.8 million common shares outstanding as of March 31, 2010.

News Release continued:
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, April 29, 2010, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9645 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet by logging onto the web at http://investor.crowncastle.com. Any supplemental materials for the call will be posted at the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, April 29, 2010 through 11:59 p.m. eastern time on Thursday, May 6, 2010 and may be accessed by dialing 303-590-3030 using passcode 4281666. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended March 31, 2010 and 2009 are computed as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions, except per share amounts)	2010	2009
Net income (loss)	$(119.4)	$10.1
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	1.6	4.1
Depreciation, amortization and accretion	132.9	133.2
Interest expense and amortization of deferred financing costs	120.8	105.6
Gains (losses) on purchases and redemption of debt	66.4	(13.4)
Net gain (loss) on interest rate swaps	73.3	(3.8)
Interest and other income (expense)	(0.4)	0.2
Benefit (provision) for income taxes	(10.3)	(1.5)
Stock-based compensation expense	9.4	7.9

Adjusted EBITDA	$274.3	$242.4

Less: Interest expense and amortization of deferred financing costs	120.8	105.6
Less: Sustaining capital expenditures	4.6	5.0

Recurring cash flow	$148.9	$131.8

Weighted average common shares outstanding — Basic	288.5	285.9
Recurring cash flow per share	$0.52	$0.46

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Other Calculations:
Adjusted EBITDA and recurring cash flow for the quarter ending June 30, 2010 and the year ending December 31, 2010 are forecasted as follows:

	Q2 2010	Full Year 2010
(in millions)	Outlook	Outlook
Net income (loss)(a)	$2 to $20	$(30) to $27
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $5	$8 to $20
Gains (losses) on purchases and redemptions of debt	—	$66 to $66
Depreciation, amortization and accretion	$130 to $135	$520 to $540
Interest and other income (expense)(a)	$(2) to $1	$(7) to $2
Interest expense and amortization of deferred financing costs(b)(c)	$119 to $122	$476 to $486
Benefit (provision) for income taxes	$0 to $(3)	$10 to $(10)
Stock-based compensation expense	$7 to $9	$30 to $36

Adjusted EBITDA	$271 to $276	$1,110 to $1,130

Less: Interest expense and amortization of deferred financing costs(b)	$119 to $122	$476 to $486
Less: Sustaining capital expenditures	$7 to $9	$27 to $32

Recurring cash flow	$142 to $147	$598 to $618

(a)	Exclusive of gains (losses) on interest rate swaps.

(b)	Inclusive of approximately $20 million and $76 million, respectively, of non-cash expense.

(c)
Approximately $12 million and $44 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, some portion of which will not cash settle until some future date.

The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions)	2010	2009
Interest expense on debt obligations	$101.9	$95.2
Amortization of deferred financing costs	3.9	6.3
Amortization of discounts on long-term debt	3.5	2.0
Amortization of interest rate swaps	11.0	0.8
Amortization of purchase price adjustments on long-term debt	—	0.9
Other	0.5	0.5

	$120.8	$105.6

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q2 2010	Full Year 2010
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$100 to $103	$400 to $410
Amortization of deferred financing costs	$3 to $5	$13 to $18
Amortization of discounts on long-term debt	$3 to $4	$13 to $16
Amortization of interest rate swaps	$10 to $13	$42 to $46
Other	$0 to $1	$1 to $3

	$119 to $122	$476 to $486

News Release continued:
Debt balances and maturity dates as of March 31, 2010:

(in millions)	Face Value	Final Maturity
2007 Crown Castle Operating Company Term Loan	$630.5	March 5, 2014
9% Senior Notes Due 2015	$866.9	January 15, 2015
7.5% Senior Notes Due 2013	$0.1	December 1, 2013
7.75% Senior Secured Notes Due 2017	$1,000.4	May 1, 2017
7.125% Senior Notes Due 2019	$500.0	November 1, 2019
Senior Secured Notes, Series 2009-1(a)	$242.4	Various
Senior Secured Tower Revenue Notes, Series 2006-1(b)	$1,326.0	November 15, 2036
Senior Secured Tower Revenue Notes, Series 2010(c)	$1,900.0	Various
Capital Leases and Other Obligations	$21.8	Various

Total Debt	$6,488.0
Less: Pro Forma Cash and Cash Equivalents(d)	$(300.5)

Net Debt	$6,187.5

(a)
The 2009 Securitized Notes consist of $172.4 million of principal that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)	Anticipated repayment date is in November 2011.

(c)	The Senior Secured Tower Revenue Notes, Series 2010 consists of three series of $300 million, $350 million, and $1,250 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)	Pro forma for share repurchases and swap settlements in April 2010 and excludes restricted cash.
Sustaining capital expenditures for the quarters ended March 31, 2010 and 2009 is computed as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions)	2010	2009
Capital Expenditures	$36.9	$39.3
Less: Revenue enhancing on existing sites	9.3	24.7
Less: Land purchases	20.2	3.4
Less: New site acquisition and construction	2.8	6.2

Sustaining capital expenditures	$4.6	$5.0

Site rental gross margin for the quarter ending June 30, 2010 and for the year ending December 31, 2010 is forecasted as follows:

	Q2 2010	Full Year 2010
(in millions)	Outlook	Outlook
Site rental revenue	$406 to $411	$1,660 to $1,675
Less: Site rental cost of operations	$114 to $119	$460 to $475

Site rental gross margin	$288 to $293	$1,190 to $1,210

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Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) demand for our towers and services, (ii) our ability to benefit from wireless telecommunications developments, including mobile Internet growth, (iii) opportunities for the expansion and growth of our business, (iv) our investments of cash from cash flows and other sources, including the availability and type of investments and the impact and return on our investments, (v) currency exchange rates, (vi) site rental revenues, (vii) site rental cost of operations, (viii) site rental gross margin, (ix) Adjusted EBITDA, (x) interest expense and amortization of deferred financing costs, (xi) capital expenditures, including sustaining capital expenditures, (xii) recurring cash flow, including on a per share basis, (xiii) net income (loss), including on a per share basis, and (xiv) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Our interest rate swaps are currently in a substantial liability position and will need to be cash settled within the next two years, which could adversely affect our financial condition.
•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.
•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues and reduce demand for our towers and network services.

•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.
•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.
•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer leases.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.
•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.
•	If we fail to retain rights to the land under our towers, our business may be adversely affected.
•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, by-laws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$397,496	$766,146
Restricted cash	174,722	213,514
Receivables, net	41,265	44,431
Deferred income tax assets	110,529	76,089
Prepaid expenses, deferred site rental receivables and other current assets, net	90,057	95,853

Total current assets	814,069	1,196,033
Restricted cash	5,000	5,000
Property and equipment, net	4,842,394	4,895,983
Goodwill	1,984,823	1,984,804
Other intangible assets, net	2,385,930	2,405,422
Other assets, net	528,293	469,364

	$10,560,509	$10,956,606

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$157,011	$197,139
Deferred revenues	171,710	179,649
Interest rate swaps	279,102	160,121
Short-term debt, current maturities of debt and other obligations	19,553	217,196

Total current liabilities	627,376	754,105
Debt and other long-term obligations	6,368,763	6,361,954
Deferred income tax liabilities	107,139	74,117
Interest rate swaps	73,165	140,481
Other liabilities	381,071	374,210

Total liabilities	7,557,514	7,704,867
Redeemable preferred stock	315,886	315,654
CCIC Stockholders’ equity	2,687,239	2,936,241
Noncontrolling interest	(130)	(156)

Total equity	2,687,109	2,936,085

	$10,560,509	$10,956,606

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Net revenues:
Site rental	$406,872	$367,667
Network services and other	37,455	35,243

Total net revenues	444,327	402,910

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	113,755	109,698
Network services and other	26,296	22,061

Total costs of operations	140,051	131,759

General and administrative	39,473	36,637
Asset write-down charges	1,562	4,091
Depreciation, amortization and accretion	132,868	133,176

Operating income (loss)	130,373	97,247
Interest expense and amortization of deferred financing costs	(120,781)	(105,587)
Gains (losses) on purchases and redemptions of debt	(66,434)	13,350
Net gain (loss) on interest rate swaps	(73,276)	3,795
Interest and other income (expense)	379	(246)

Income (loss) before income taxes	(129,739)	8,559
Benefit (provision) for income taxes	10,339	1,491

Net income (loss)	(119,400)	10,050
Less: Net income (loss) attributable to the noncontrolling interest	(125)	(527)

Net income (loss) attributable to CCIC stockholders	(119,275)	10,577
Dividends on preferred stock	(5,201)	(5,201)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$(124,476)	$5,376

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$(0.43)	$0.02
Diluted	$(0.43)	$0.02

Weighted average common shares outstanding (in thousands):
Basic	288,451	285,913
Diluted	288,451	287,608

Adjusted EBITDA	$274,251	$242,396

Stock-based compensation expenses:
Site rental cost of operations	$229	$203
Network services and other cost of operations	300	252
General and administrative	8,919	7,427

Total	$9,448	$7,882

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(119,400)	$10,050
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	132,868	133,176
Gains (losses) on purchases and redemptions of long-term debt	66,434	(13,350)
Amortization of deferred financing costs and other non-cash interest	18,871	10,404
Stock-based compensation expense	8,263	6,976
Asset write-down charges	1,562	4,091
Deferred income tax benefit (provision)	(13,767)	(3,234)
Income (expense) from forward-starting interest rate swaps	73,276	(3,795)
Other adjustments, net	839	821
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(47,129)	(22,812)
Decrease (increase) in assets	(37,560)	(4,269)

Net cash provided by (used for) operating activities	84,257	118,058

Cash flows from investing activities:
Proceeds from disposition of property and equipment	1,742	2,431
Capital expenditures and other	(58,663)	(39,284)

Net cash provided by (used for) investing activities	(56,921)	(36,853)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	813,744
Proceeds from issuance of capital stock	6,825	4,076
Principal payments on long-term debt and other long-term obligations	(4,231)	(1,625)
Purchases and redemptions of long-term debt	(2,149,653)	(226,707)
Purchases of capital stock	(108,726)	(1,052)
Payments under revolving credit agreements	—	(169,400)
Payments for financing costs	(31,358)	(28,552)
Payments for forward-starting interest rate swaps settlements	(55,900)	—
Net decrease (increase) in restricted cash	51,976	(11,167)
Dividends on preferred stock	(4,969)	(4,969)

Net cash provided by (used for) financing activities	(396,036)	374,348

Effect of exchange rate changes on cash	50	(1,435)
Net increase (decrease) in cash and cash equivalents	(368,650)	454,118
Cash and cash equivalents at beginning of period	766,146	155,219

Cash and cash equivalents at end of period	$397,496	$609,337

Supplemental disclosure of cash flow information:
Interest paid	$116,397	$80,578
Income taxes paid	1,397	2,207

CCI FACT SHEET Q1 2009 to Q1 2010
dollars in millions

	Q1 ’09		Q1 ’10		% Change
CCUSA
Site Rental Revenues	$350.7		$384.0		10%
Ending Sites	22,481		22,338		-1%

CCAL
Site Rental Revenues	$17.0		$22.8		35%
Ending Sites	1,590		1,592		0%

TOTAL CCIC
Site Rental Revenues	$367.7		$406.9		11%
Ending Sites	24,071		23,930		-1%

Ending Cash and Cash Equivalents	$609.3	*	$397.5	*

Total Face Value of Debt	$6,597.2		$6,488.0

Net Leverage Ratios (1)
Net Debt / EBITDA	6.2	X	5.6	X
Last Quarter Annualized Adjusted EBITDA	$969.6		$1,097.0

*	Excludes Restricted Cash

(1)	Based on Face Values

Note:	Components may not sum to total due to rounding.

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended 6/30/09			Quarter Ended 9/30/09			Quarter Ended 12/31/09			Quarter Ended 3/31/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$358.5	$17.9	$376.4	$376.2	$20.2	$396.5	$381.1	$21.5	$402.6	$384.0	$22.8	$406.9
Services	32.1	1.3	33.4	31.2	1.4	32.6	37.8	3.1	40.9	34.8	2.6	37.5

Total Revenues	390.6	19.3	409.9	407.4	21.6	429.1	418.9	24.6	443.5	418.9	25.4	444.3

Operating Expenses
Site Rental	108.0	5.4	113.4	108.6	6.3	114.9	111.9	6.6	118.6	107.0	6.7	113.8
Services	19.9	1.1	21.0	20.7	0.9	21.6	26.8	1.3	28.1	24.3	2.0	26.3

Total Operating Expenses	127.9	6.5	134.4	129.3	7.2	136.5	138.8	7.9	146.7	131.3	8.7	140.1

General & Administrative	34.1	4.0	38.1	36.4	2.9	39.2	37.4	1.7	39.1	35.0	4.5	39.5

Add: Stock-Based Compensation	8.1	1.4	9.5	6.8	0.4	7.2	7.4	(1.7)	5.7	8.3	1.2	9.4

Adjusted EBITDA	$236.7	$10.2	$246.9	$248.5	$12.0	$260.5	$250.1	$13.3	$263.5	$260.9	$13.4	$274.3

	Quarter Ended 6/30/09			Quarter Ended 9/30/09			Quarter Ended 12/31/09			Quarter Ended 3/31/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	70%	70%	70%	71%	69%	71%	71%	69%	71%	72%	71%	72%
Services	38%	18%	37%	34%	39%	34%	29%	58%	31%	30%	23%	30%

Adjusted EBITDA Margin	61%	53%	60%	61%	55%	61%	60%	54%	59%	62%	53%	62%
Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	6/30/2009	9/30/2009	12/31/2009	3/31/2010
Net income (loss)	$(111.8)	$(31.1)	$18.7	$(119.4)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	7.3	3.1	4.8	1.6
Depreciation, amortization and accretion	131.6	131.5	133.5	132.9
Gains (losses) on purchases and redemptions of debt	98.7	4.8	0.9	66.4
Interest and other income (expense)	(3.2)	(2.6)	0.2	(0.4)
Net gain (loss) on interest rate swaps	59.5	58.3	(21.1)	73.3
Interest expense, amortization of deferred financing costs	110.3	111.2	118.9	120.8
Benefit (provision) for income taxes	(54.9)	(21.8)	1.9	(10.3)
Stock-based compensation	9.5	7.2	5.7	9.4

Adjusted EBITDA	$246.9	$260.5	$263.5	$274.3

Note:	Components may not sum to total due to rounding.